NEWS FROM

UQM

For Immediate Release

For more information contact:

Annie Leschin/Barry Hutton
StreetSmart Investor Relations
415-775-1788

UQM Technologies Reports Fiscal Second Quarter Operating Results

LONGMONT, COLORADO, NOVEMBER 5, 2013 - UQM TECHNOLOGIES, INC. **(NYSE MKT: UQM),** a developer of alternative energy technologies, announced operating results today for the second quarter ended September 30, 2013. Total revenue was $2.0 million, an increase of 71% year-over-year versus $1.2 million for the second quarter of last year. Net loss for the second quarter was $0.4 million, or $0.01 per common share, versus a net loss of $2.6 million, or $0.07 per common share, for the comparable period last year.

"We posted a solid performance in the second fiscal quarter, with strength across all product lines and customers," said Eric R. Ridenour, President and Chief Executive Officer of UQM Technologies. "Confidence in our products is being echoed in the industry as we see demand for existing products and praise from our customers. These developments, combined with our momentum from business development activities in Europe and China, reiterate the potential of our strategy."

Total revenue for the six months ended September 30, 2013 was $4.0 million, an increase of 11% compared to total revenue of $3.6 million in the same period last fiscal year. Net loss for the six months ended September 30, 2013 was $1.3 million or $0.04 per common share, compared to a net loss of $3.9 million or $0.11 per common share for the comparable period last year. The lower net loss in 2013 reflects higher revenue and product margins as well as lower operating costs due to previously-announced cost saving initiatives.

At September 30, 2013, cash was $5.1 million and working capital was $15.5 million.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss operating results for the quarter. To attend the conference call, please dial 1-877-941-0843 approximately 10 minutes before the conference is scheduled to begin and provide conference code "4646331" to access the call. International callers should dial 1-480-629-9722. For anyone who is unable to participate in the conference, a recording will be

available for one week beginning at 6:30 p.m. Eastern Time today. To access the playback call 1-800-406-7325 and enter replay code 4646331#. International callers should dial +1 303-590-3030.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators and power electronic controllers for the automotive, commercial truck, bus and military markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is located in Longmont, Colorado.

Please visit www.uqm.com for more information.

This Release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things, new product developments, future orders to be received from our customers, sales of products from inventory, future financial results, liquidity and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our annual report on Form 10-K for the fiscal year ended March 31, 2013 and our Form 10-Q filed today, both which are available through our website at www.uqm.com or at www.sec.gov.

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UQM TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Condensed Statements of Operations (unaudited)

	Quarter Ended September 30,		Six Months Ended September 30,	
	2013	2012	2013	2012
Revenue:				
Product sales	$ 1,838,676	$ 845,470	$ 3,525,936	$ 2,876,519
Contract services	203,282	350,634	464,533	716,013
	2,041,958	1,196,104	3,990,469	3,592,532
Operating costs and expenses:				
Costs of product sales	974,979	518,754	2,080,514	1,801,617
Costs of contract services	218,416	213,459	399,150	396,535
Research and development	59,637	19,810	114,545	32,457
Production engineering	939,887	1,505,103	2,032,956	2,655,322
Reimbursement of costs under DOE grant	(1,352,201)	(965,564)	(2,125,659)	(1,730,200)
Selling, general and administrative	1,615,075	2,472,653	2,859,476	4,295,500
Gain on sale of facility held for sale	-	-	(40,032)	-
	2,455,793	3,764,215	5,320,950	7,451,231
Loss before other income	(413,835)	(2,568,111)	(1,330,481)	(3,858,699)
Other income :				
Interest income	941	2,260	1,070	5,006
Other	625	2,303	788	2,711
	1,566	4,563	1,858	7,717
Net loss	$ (412,269)	$ (2,563,548)	$ (1,328,623)	$ (3,850,982)
Net loss per common share - basic and diluted	$ (0.01)	$ (0.07)	$ (0.04)	$ (0.11)
Weighted average number of shares of common stock outstanding - basic and diluted	36,836,009	36,547,878	36,752,977	36,471,063

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Condensed Balance Sheets

		September 30, 2013 (unaudited)		March 31, 2013
Assets				
Current assets:				
Cash and cash equivalents	$	5,071,049	$	4,527,899
Accounts receivable, net		3,083,481		2,212,395
Costs and estimated earnings in excess of billings on uncompleted contracts		230,139		178,264
Inventories		10,527,520		10,998,461
Facility held for sale		-		1,525,000
Prepaid expenses and other current assets		332,291		309,957
Total current assets		19,244,480		19,751,976
Property and equipment, at cost:				
Land		1,683,330		1,683,330
Building		4,516,301		4,516,301
Machinery and equipment		8,048,146		7,771,363
		14,247,777		13,970,994
Less accumulated depreciation		(6,085,017)		(5,507,801)
Net property and equipment		8,162,760		8,463,193
Patent costs, net of accumulated amortization of $865,530 and $845,795, respectively		204,646		206,287
Trademark costs, net of accumulated amortization of $66,474 and $64,230, respectively		108,284		110,528
Other assets		65,730		76,731
Total assets	$	27,785,900	$	28,608,715
Liabilities and Stockholders' Equity				
Current liabilities:				
Accounts payable	$	704,606	$	617,197
Other current liabilities		2,519,340		2,599,435
Short-term deferred compensation under executive employment agreements		524,000		524,000
Total current liabilities		3,747,946		3,740,632
Long-term deferred compensation under executive employment agreements		142,229		103,412
Total liabilities		3,890,175		3,844,044
Commitments and contingencies				
Stockholders' equity:				
Common stock, $0.01 par value, 50,000,000 shares authorized; 36,864,358 and 36,664,097 shares issued and outstanding, respectively		368,644		366,641
Additional paid-in capital		116,031,005		115,573,331
Accumulated deficit		(92,503,924)		(91,175,301)
Total stockholders' equity		23,895,725		24,764,671
Total liabilities and stockholders' equity	$	27,785,900	$	28,608,715

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